UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2012

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On September 13, 2012, the Board of Directors of ICF International, Inc. (the “Company”) appointed Cheryl W. Grisé to fill a vacancy on the Board of Directors of the Company (the “Board”). Ms. Grisé shall serve as a Class III director to serve until the Company’s annual meeting of stockholders in 2015, subject to her prior death, resignation or removal from office as provided by law. Ms. Grisé has been designated a member of the Compensation Committee of the Board.

Ms. Grisé was executive vice president of Northeast Utilities, a public utility holding company, from December 2005 until her retirement in July 2007. Ms. Grisé served in various senior management positions at Northeast Utilities, after her employment in 1980, including President-Utility Group and chief executive officer of all Northeast Utilities operating subsidiaries. Ms. Grisé was a director of Dana Corporation (now known as Dana Holding Corporation) from December 2002 until January 2008 and she currently serves on the boards of MetLife, Inc. (NYSE: MET), a major multi-line insurance carrier (where she is lead director), PulteGroup, Inc. (formerly known as Pulte Homes, Inc.) (NYSE: PHM), a large commercial home builder, and Pall Corporation (NYSE: PLL), a manufacturer of fluid purification devices. She is also a member of the board of Kingswood-Oxford School and a trustee emeritus of the University of Connecticut Foundation. Ms. Grisé received her B.A. in Education from the University of North Carolina and her J.D. from Thomas Jefferson School of Law and completed the Executive Management Program at Yale University School of Organization and Management.

There is no arrangement or understanding between Ms. Grisé and any other person pursuant to which she was appointed as a director of the Company. In connection with her service, Ms. Grisé will receive the Company’s standard director’s compensation package. Ms. Grisé does not have any other material arrangements or transactions with related persons to be disclosed pursuant to Item 404(a) of Regulation S-K.

The press release containing this announcement is filed as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated September 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: September 14, 2012	By:	/s/ Sudhakar Kesavan
Sudhakar Kesavan
Chief Executive Officer